UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                          FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                              Commission File Number:           0-19869

                         CCPR, Inc.
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      (Exact name of registrant as specified in its charter)

            110 East 59th Street, New York, New York 10022
                           (212) 906-8485
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        Guarantee of 10% Senior Subordinated Notes Due 2007
                    Issued by CCPR Services, Inc.
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       (Title of each class of securities covered by this Form)

                             None
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 (Titles of all other classes of securities for which a duty to file reports under section 12(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       |X|                   Rule 12h-3(b)(1)(i)       |X|
Rule 12g-4(a)(1)(ii)      |_|                   Rule 12h-3(b)(1)(ii)      |_|
Rule 12g-4(a)(2)(iii)     |_|                   Rule 12h-3(b)(2)(i)       |_|
Rule 12g-4(a)(2)(ii)      |_|                   Rule 12h-3(b)(2)(ii)      |_|
                                                Rule 15d-6                |X|

Approximate number of holders of record as of the
       certification or notice date:                1

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    September 13, 1999             By:     /s/ Wayne A. Wirtz
                                              Wayne A. Wirtz
                                              Counsel